CLECO KATRINA/RITA HURRICANE RECOVERY FUNDING LLC	EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

To the Member and Board of Managers of Cleco Power LLC:

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Securities, that Cleco Power LLC complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the 2008 Senior Secured Storm Recovery Bonds (the Platform), as of December 31, 2008 and for the period March 6, 2008 (the issuance date of the 2008 Senior Secured Storm Recovery Bonds) through December 31, 2008, excluding (i) the criteria which the Company has determined are not applicable to the servicing activities performed by them with respect to the Platform and (ii) the servicing activities that are applicable to the Platform but are excluded from the scope of management's assertion and are not reported on herein, as indicated in Appendix A of Management's Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Securities.  Management is responsible for the Company's compliance with the servicing criteria.  Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of selected storm recovery property transactions that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria.  Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of December 31, 2008 and for the period March 6, 2008 (the issuance date of the 2008 Senior Secured Storm Recovery Bonds) through December 31, 2008 for the Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New Orleans, Louisiana

March 27, 2009